Exhibit 10.21

October 15, 2014

Ernst Welmers

48 Tilman Circle

Markham, Ontario, Canada

Re: Investment Agreement

Dear Ernst:

Reference is hereby made to that certain Investment Agreement (the “Agreement”), dated as of May 15, 2014, between Lightlake Therapeutics Inc., a Nevada corporation (the “Company”) and Ernst Welmers (“Investor”). This letter agreement will confirm the understanding and agreement of the undersigned parties regarding the interpretation and application of certain terms of the Agreement. Capitalized terms that are used but not defined herein have the meanings ascribed to them in the Agreement.

The Company is presently contemplating entering into an agreement (the “Adapt Agreement”) with Adapt Pharma Operations Limited or its affiliate (as applicable, “Adapt”) pursuant to which, inter alia (i) the Company will transfer to Adapt certain patent applications claiming inventions associated with the Product and potentially other products containing naloxone for use in the treatment of opioid overdoses, (ii) the Company will transfer or assign to Adapt certain existing inventories of product, materials and work in process and certain contractual rights under contracts relating to the Company’s development of the Product, (iii) the Company will exclusively license to Adapt (with the right to grant sublicenses) other current or future patents, as well as know-how and other intellectual property for exploitation in connection with such products on a worldwide basis, (iv) Adapt, as consideration for such transfers, assignments and licenses, shall pay the Company certain upfront and contingent milestone payments, as well as royalties on its sales of products developed pursuant to the Adapt Agreement. The transactions contemplated by the Adapt Agreement are referred to herein collectively as the “Adapt Transaction”.

In relation to the Adapt Transaction, the Company and the Investor hereby agree as follows:

1.         With respect to the Agreement, the definition of Net Profit shall be replaced as follows: “Net Profit” shall mean any pre-tax revenue received by the Company that was derived from the sale of the Product less any and all expenses incurred by and payments made by the Company in connection with the Product, including but not limited to an allocation of Company overhead based on the proportionate time, expenses and resources devoted by the Company to Product-related activities, which allocation shall be determined in good faith by the Company.

Lightlake Therapeutics Inc.

96-98 Baker Street First Floor London, W1U 6TJ United Kingdom

Phone: 44 20 3617 8739

www.lightlaketherapeutics.com

2.         All amounts the Investor may be entitled to receive in respect of proceeds received by the Company of the Adapt Transaction, pursuant to the Adapt Agreement or otherwise shall be the responsibility and obligation solely of the Company or its successor. The Investor agrees and covenants, for the benefit of the Company and Adapt, Adapt’s successors, assigns and sublicensees and each of their respective shareholders, directors, officers and employees (the “Adapt Parties”), that it shall under no circumstances seek payment or other compensation for any such amount directly from any Adapt Party or assert any claim against any Adapt Party in relation to the Adapt Agreement or the Adapt Transaction.

3.         The Company and the Investor agree that the Adapt Parties are express third party beneficiaries of the Investor’s covenants contained in this letter agreement and may enforce the provisions hereof and that the foregoing is a material inducement to Adapt to enter into the Adapt Agreement.

4.         This letter agreement shall be governed by the laws of the State of New York, without regard to the conflicts of law provisions thereof. No provision of this letter agreement shall be amended, waived or otherwise modified without the express prior written consent of the Company, the Investor and Adapt. This letter agreement shall be binding on the parties hereto and their respective successors, heirs and personal representatives.

5.         This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This letter agreement may be executed by facsimile or electronically transmitted signatures and such signatures shall be deemed to bind each party hereto as if they were original signatures.

Please confirm your agreement with the foregoing by executing this letter agreement where indicated below.

Sincerely,

LIGHTLAKE THERAPEUTICS INC.

By:	/s/ Kevin Pollack
Name:	Kevin Pollack
Title:	CFO and Director

Accepted and agreed:

ERNST WELMERS

By:	/s/ Ernst Welmers

Lightlake Therapeutics Inc.

96-98 Baker Street First Floor London, W1U 6TJ United Kingdom

Phone: 44 20 3617 8739

www.lightlaketherapeutics.com